Exhibit (h)(5)(ii)

GATEWAY INTERNATIONAL FUND

DELEGATION AGREEMENT

AGREEMENT made the 28th day of March, 2012, by and between Gateway Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and NGAM Advisors, L.P., a Delaware limited partnership (the “Administrator”).

WITNESSETH:

WHEREAS, Gateway Investment Advisers, LLC (the “Manager”) has entered into an Advisory Agreement dated March 28, 2012 (the “Advisory Agreement”) with the Gateway Trust, a Massachusetts business trust (the “Trust”), relating to the provision of portfolio management services to the Gateway International Fund (the “Series”);

WHEREAS, pursuant to the Advisory Agreement the Manager may delegate any or all of its responsibilities thereunder with respect to the provision of Administrative Services (as defined in the Advisory Agreement); and

WHEREAS, the Manager desires to retain the Administrator to render such Administrative Services in the manner and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

(1)	Administrative Services. The Administrator shall provide the Series the following services:

(a)	office space in such place or places as may be agreed upon from time to time by the Trust and the Manager, and all necessary office supplies, facilities and equipment;

(b)	necessary executive and other personnel for managing the affairs of the Series (exclusive of those related to and to be performed under contract for custodial, transfer, dividend and plan agency services by the entity or entities selected to perform such services and exclusive of any managerial functions described in the Advisory Agreement); and

(c)	compensation, if any, of trustees of the Trust who are directors, officers or employees of the Manager, any sub-adviser or any administrator or of any affiliated person (other than a registered investment company) of the Manager, any sub-adviser or any administrator.

(2)

Expenses. Except for expenses specifically assumed or agreed to be paid by the Administrator pursuant hereto, the Administrator shall not be liable for any organizational, operational or business expenses of the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection

Exhibit (h)(5)(ii)

with the purchase or sale of securities or other investment instruments with respect to the Series, and (c) custodian fees and expenses. The Administrator will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement. Neither the Administrator nor any affiliated person thereof shall be entitled to any compensation from the Trust with respect to service by any affiliated person of the Administrator as an officer or trustee of the Trust.

(3)	Compensation of the Administrator. The parties acknowledge that the Administrator shall receive no compensation for the services rendered, facilities furnished and expenses borne by the Administrator hereunder; provided, however, the parties acknowledge that the Administrator shall be compensated under the Administrative Services Agreement, dated as of January 3, 2005, as from time to time amended, by and between the Administrator (formerly IXIS Asset Management Advisors, L.P.) and Natixis Funds Trust I, Natixis Funds Trust II, Natixis Funds Trust IV, Loomis Sayles Funds I, Loomis Sayles Funds II, Hansberger International Series, and the Trust.

(4)	Non-Exclusivity. The Manager agrees that the services of the Administrator are not to be deemed exclusive and that the Administrator and its affiliates are free to provide similar services and other services to others, so long as its services hereunder are not impaired thereby.

(5)	Liability. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator shall not be subject to any liability to the Manager, the Trust, the Series, to any shareholder of the Series or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

(6)	Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and

(a)	unless otherwise terminated, this Agreement shall become effective as of the date first above written and shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually by the Board of Trustees of the Trust;

(b)	this Agreement may be terminated at any time without the payment of any penalty by either party on not less than sixty (60) days’ written notice to the other party;

(c)	this Agreement shall automatically terminate in the event of its assignment; and

(d)	this Agreement shall automatically terminate upon any termination of the Advisory Agreement.

Termination of this Agreement pursuant to this Section 6 shall be without the payment of any penalty.

(7)	General.

Exhibit (h)(5)(ii)

(a)	The Administrator may perform its services through any employee, officer or agent of the Administrator or its affiliates.

(b)	If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(c)	In accordance with Regulation S-P, if non-public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

(d)	This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

NGAM ADVISORS, L.P.
By:	NGAM Distribution Corporation, its general partner

By:	/s/ Coleen Downs Dinneen
Name: Coleen Downs Dinneen
Title: Senior Vice President, General Counsel, Secretary and Clerk

GATEWAY INVESTMENT ADVISERS, LLC

By:	/s/ Geoffrey Keenan
Name: Geoffrey Keenan
Title: Executive Vice President